Exhibit 5.1

Eric Blanchard

T: +1 212 479 6565

eblanchard@cooley.com

March 24, 2022

Landos Biopharma, Inc.

1800 Kraft Drive, Suite 216

Blacksburg, Virginia 204060

Ladies and Gentlemen:

We have represented Landos Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,227,448 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 1,824,900 shares of Common Stock issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 EIP”), (ii) 402,548 shares of the Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 1,000,000 shares of Common Stock issuable pursuant to the Landos Biopharma, Inc. Inducement Plan (together with the 2019 EIP and 2021 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    55 Hudson Yard    New York, NY    10001

t: +1 212 479 6000 f: +1 212 479 6275 cooley.com

March 24, 2022

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Eric Blanchard
Eric Blanchard

Cooley LLP    55 Hudson Yard    New York, NY    10001

t: +1 212 479 6000 f: +1 212 479 6275 cooley.com